PRESS RELEASE

FOR IMMEDIATE RELEASE
04-15

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Lisa Elliott / lelliott@drg-e.com
	Quanta Services, Inc.	DRG&E
	713-629-7600	713-529-6600

QUANTA SERVICES REPORTS THIRD QUARTER RESULTS
Revenues were $463.1 million
Diluted EPS was $0.04 after additional insurance expense

HOUSTON – November 3, 2004 – Quanta Services, Inc. (NYSE:PWR) today announced results for the three and nine months ended September 30, 2004.

     Revenues in the third quarter of 2004 were $463.1 million, compared to revenues of $436.1 million in the third quarter of 2003. For the third quarter of 2004, net income attributable to common stock was $4.2 million, or $0.04 per diluted share, compared to net income attributable to common stock of $5.4 million, or $0.05 per diluted share in last year’s third quarter.

     “Our electric power and gas division performed significant storm restoration work during the quarter. Revenues for that division were positively impacted by our effort to help restore power to the areas affected by four different hurricanes,” said John Colson, chairman and chief executive officer of Quanta Services. “We are very pleased that we met the high end of our EPS projections, particularly in light of having to record additional pretax insurance expense of $8.6 million, or $0.04 per diluted share, that was not included in our prior guidance.”

     “Looking forward, we are encouraged by the significant opportunity presented by Fiber to the Premise (FTTP) initiatives in the telecom industry. FTTP work is already underway and we are well positioned to assist our customers who are leading this effort in meeting their aggressive deployment schedules.”

     Revenues for the first nine months of 2004 were $1.21 billion, compared to $1.21 billion for the first nine months of 2003. For the first nine months of 2004, the company reported a net loss attributable to common stock of $11.0 million, or a loss per diluted share of $0.10, compared to a net loss attributable to common stock of $7.2 million, or a loss per diluted share of $0.06 in the first nine months of last year, after considering the impact of a pretax charge in the amount of $19.0 million, related primarily to notes receivable from one customer, recorded during the second quarter of 2003.

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RECENT HIGHLIGHTS

•	Completed Secondary Offering of Common Stock – Early in the fourth quarter, First Reserve Fund IX, L.P., a private investment fund managed by First Reserve Corporation, completed the sale of a total of 20,125,000 shares of Quanta’s common stock to the public at a price of $5.75 per share. Quanta did not receive any of the proceeds of the offering. As a result, First Reserve currently owns approximately 16.3% of Quanta’s common stock, compared to its previous ownership of approximately 33.6% of Quanta’s common stock.

•	Supported Utilities in Restoration Efforts – Quanta provided approximately 1,300 people over the span of six weeks to restore power to the areas affected by Hurricanes Charley, Frances, Ivan and Jeanne.

•	Sold Adelphia Receivable – During the third quarter, Quanta sold its prepetition receivable due from Adelphia Communications Corporation to a third party for approximately $29.5 million, subject to $6.0 million being held by the buyer pending the resolution of certain preferential payment claims. Quanta received $23.5 million in proceeds during the third quarter, with $6.0 million recorded in accounts and notes receivable, net, as of September 30, 2004.

OUTLOOK

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

     Quanta expects revenues for the fourth quarter of 2004 to range from $390 million to $410 million. Earnings for the quarter are expected to range from a loss of $0.01 per diluted share to income of $0.01 per diluted share.

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     Quanta Services has scheduled a conference call for Wednesday, November 3, 2004, at 9:30 A.M. EST. To participate in the call, dial (303) 205-0033 at least ten minutes before the call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the web, please visit the Quanta Services web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through November 10, 2004, and may be accessed by calling (303) 590-3000 and using the pass code 11013902. For more information, please contact Karen Roan at DRG&E at 713-529-6600 or email kcroan@drg-e.com.

     Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

This press release contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues and earnings per share and other financial and operating results, capital expenditures, growth in particular markets, strategies, expectations, intentions, plans, future events, performance, underlying assumptions, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties, including, among others, quarterly variations in operating results due to seasonality and adverse weather conditions; material adverse changes in economic conditions in relevant markets; dependence on fixed price contracts; the inability of customers to pay for services; potential liabilities relating to occupational health and safety matters; rapid technological and structural changes that could reduce the demand for services; the ability to effectively compete for market share; the ability to obtain performance bonds; cancellation provisions within contracts; liabilities for claims that are self-insured or for claims that Quanta’s insurance carrier fails to pay; retention of key personnel and qualified employees; the impact of a unionized workforce on operations and the ability to complete future acquisitions; growth outpacing infrastructure; potential exposure to environmental liabilities; the cost of borrowing, availability of credit, debt covenant compliance and other factors affecting financing activities; the ability to generate internal growth; the adverse impact of goodwill impairments; the replacement of contracts as they are completed or expire; the ability to effectively integrate the operations of subsidiaries; and beliefs and assumptions about the collectibility of receivables and the outlook for markets Quanta serves. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s reports filed with the Securities and Exchange Commission.

- Tables to follow -

Quanta Services, Inc.
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2004 and 2003
(In thousands, except per share information)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$463,077	$436,133	$1,207,268	$1,211,564
Cost of services	404,652	381,125	1,075,778	1,065,281

Gross profit	58,425	55,008	131,490	146,283
Selling, general & administrative expenses	44,265	39,193	128,396	136,964

Income from operations	14,160	15,815	3,094	9,319
Interest expense	(6,379)	(8,080)	(18,973)	(24,182)
Other, net	823	489	1,545	1,073

Income (loss) before taxes	8,604	8,224	(14,334)	(13,790)
Provision (benefit) for taxes	4,448	2,825	(3,304)	(4,511)

Net income (loss)	4,156	5,399	(11,030)	(9,279)
Dividends on preferred stock, net of forfeitures	—	—	—	(2,109)

Net income (loss) attributable to common stock	$4,156	$5,399	$(11,030)	$(7,170)

Basic earnings (loss) per share	$0.04	$0.05	$(0.10)	$(0.06)

Diluted earnings (loss) per share	$0.04	$0.05	$(0.10)	$(0.06)

Shares used in computing earnings (loss) per share:
Basic	114,683	116,567	114,343	112,484

Diluted	115,385	116,645	114,343	112,484

Quanta Services, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$217,738	$179,626
Accounts receivable, net	394,223	365,840
Costs and estimated earnings in excess of billings on uncompleted contracts	52,241	44,477
Inventories	25,425	23,809
Prepaid expenses and other current assets	27,714	62,341

Total current assets	717,341	676,093
PROPERTY AND EQUIPMENT, net	324,774	341,542
ACCOUNTS AND NOTES RECEIVABLE, net	19,419	34,327
OTHER ASSETS, net	23,929	25,591
GOODWILL AND OTHER INTANGIBLES, net	388,685	388,882

Total assets	$1,474,148	$1,466,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$4,084	$5,034
Accounts payable and accrued expenses	216,594	177,241
Billings in excess of costs and estimated earnings on uncompleted contracts	16,498	17,115

Total current liabilities	237,176	199,390
LONG-TERM DEBT, net of current maturities	27,807	58,051
CONVERTIBLE SUBORDINATED NOTES	442,500	442,500
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	107,272	103,362

Total liabilities	814,755	803,303

STOCKHOLDERS’ EQUITY	659,393	663,132

Total liabilities and stockholders’ equity	$1,474,148	$1,466,435

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